Exhibit 99.6

UNDERTAKING

On this ___ day of July 2008, we, the undersigned, being certain of the principal securityholders of Israel Growth Partners Acquisition Corporation Inc. (“IGPAC”), hereby undertake to the Board of Directors of Negevtech Ltd. (“Negevtech”), as follows:

Upon the consummation of a merger between IGPAC, Negevtech and Negevtech Acquisition Subsidiary Corporation (the “Merger”), pursuant to an Agreement and Plan of Merger, dated March 6, 2008, as amended, we shall make available for transfer (whether directly, or indirectly) to third parties, who (i) are the holders or owners of shares of Class B Common Shares of IGPAC (the “Class B Shares”) as of June 25, 2008 (the “Holders”), and (ii) did not require conversion of the Class B Shares following consummation of the Merger, an aggregate of 2,475,000 Class W Warrants of IGPAC (the “W Warrants”) currently held by us in the aggregate. The exact number of W Warrants to be transferred by each of us shall be determined in accordance with our applicable pro rata portion in relation to each other, as set forth in Schedule 1 attached hereto. The W Warrants shall be distributed among the Holders pro rata to their holdings in IGPAC.

Carmel Vernia, Dror Gad and Matty Karp (the “Principals”) agree to guarantee the obligation above such that in the event that any of the holders of the W Warrants fails transfer W Warrants in accordance with the terms hereof (the “Non-Participating Holders”), the Principals shall in the aggregate transfer such number of their Class Z Warrants (pro rata to their holdings) equal to the number of W Warrants not transferred by the Non-Participating Holders.

We further undertake to enter into any agreement reasonably required to give efficacy to this undertaking.

___________________ Carmel Vernia	___________________ Matty Karp	___________________ Dror Gad	___________________ Lior Samuelson

___________________ Rhodric C. Hackman	___________________ George A. Hervey	___________________ David Ballarini

Schedule 1

Name	W Warrants
Carmel Vernia	31.95%
Matty Karp	26.62%
Dror Gad	23.43%
Lior Samuelson	5%
Rhodoric C. Hackman	5%
George A. Hervey	3%
David Ballarini	5%
Total	100%